Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Reports First Quarter Financial Results

•                  Reported DCF of $180.3 million and Adjusted EBITDA of $229.7 million for the first quarter 2015

•                  Increased quarterly distribution to 91 cents per common unit while maintaining 106 percent distribution coverage

•                  Reported record total gas volumes of 5.4 Bcf/d for the first quarter 2015, an increase of 52 percent from the first quarter 2014. The Partnership is now the second largest gas processor in the U.S.

•                  Processing capacity utilization was 82 percent during the first quarter 2015

•                  Reported NGL fractionated volumes from the Marcellus and Utica of over 215,000 Bbl/d during the first quarter 2015, an increase of 68 percent from the first quarter 2014

•                  Announced an 80 MMcf/d gas processing facility expansion in the Haynesville Shale, that upon completion will increase processing capacity in East Texas to 600 MMcf/d

•                  2015 capital expenditure forecast remains unchanged in a range of $1.5 billion to $1.9 billion and 2016 forecast remains  unchanged at approximately $1.5 billion

•                  2015 DCF forecast remains unchanged in a range of $700 million to $800 million and 2015 Adjusted EBITDA forecast remains unchanged in a range of $925 million to $1,025 million

•                  The Partnership’s distribution forecast remains unchanged at $3.70 for 2015, $3.97 for 2016 and an annual growth rate of 10% for 2017 to 2020

DENVER— May 6, 2015—MarkWest Energy Partners, L.P. (NYSE: MWE) (“the Partnership”) today reported quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $180.3 million for the three months ended March 31, 2015, compared to $148.4 million for the three months ended March 31, 2014. DCF for the three months ended March 31, 2015 represents distribution coverage of 106 percent. The first quarter distribution of $169.9 million, or $0.91 per common unit, will be paid to unitholders on May 15, 2015. The first quarter 2015 distribution represents an increase of $0.01 per common unit or 1.1 percent over the fourth quarter 2014 distribution and an increase of $0.04 per common unit or 4.6 percent compared to the first quarter 2014 distribution. As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF. A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA of $229.7 million for the three months ended March 31, 2015, compared to $187.6 million for the same period in 2014. The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income before provision for income tax for the three months ended March 31, 2015 of $1.4 million, compared to $28.5 million for the same period in 2014. Income before provision for income tax includes non-cash (losses) gains associated with the change in fair value of derivative instruments of $(8.2) million and $11.8 million for the three months ended March 31, 2015 and March 31, 2014 respectively. Income before provision for income tax includes non-cash impairments associated with our Southwest segment of $25.5 million for the three months ended March 31, 2015. Excluding these items, income before provision for income tax for the three months ended March 31, 2015 and 2014 would have been $35.1 million and $16.7 million, respectively.

“2015 is off to a great start and our first quarter results highlight the strength of our business model and resiliency of producers’ development in America’s most economic resource plays,” commented Frank Semple, Chairman, President and Chief Executive Officer of MarkWest. “Our producer customers continue to adjust their drilling programs based on the lower commodity price environment and we are optimizing our capital program to provide just-in-time processing and fractionation capacity to support the producers’ revised volume forecasts.  As a result, our Marcellus and Utica processing plant utilization is approaching 90 percent, which improves both our operational and financial performance. There are exceptional opportunities for the ongoing development of critical energy infrastructure in our core operating areas and we will continue to focus on providing outstanding service and support for our producer customers and long-term value for our unitholders.”

BUSINESS HIGHLIGHTS

Marcellus:

•                  In February, the Partnership announced the development of Majorsville VII, a 200 million cubic feet per day (MMcf/d) processing plant at the Majorsville complex in Marshall County, West Virginia. The new facility is scheduled to begin operations during the second quarter of 2016 and will support Southwestern Energy Company (NYSE: SWN) (Southwestern) and Statoil ASA (NYSE: STO) (Statoil).

Utica:

•                  In February, Ohio Condensate Company, L.L.C., an entity owned by MarkWest Utica EMG Condensate, L.L.C. (MarkWest Utica EMG Condensate) and Summit Midstream Partners, LLC, announced the commencement of its condensate stabilization facility in Harrison County, Ohio. MarkWest Utica EMG Condensate is owned by the Partnership and The Energy & Minerals Group (EMG).  The new facility consists of 23,000 barrels per day (Bbl/d) of condensate stabilization capacity and is fully integrated with a storage and logistics terminal.

•                  Today, MarkWest Utica EMG, a joint venture between the Partnership and EMG, is announcing the execution of definitive agreements with Rice Energy (NYSE: RICE) to support the development of their acreage in eastern Ohio.

Southwest:

•                  In February, the Partnership, together with Enterprise Products Partners L.P. (NYSE:EPD) (Enterprise), Anadarko Petroleum Corporation (NYSE: APC) (Anadarko) and DCP Midstream Partners, LP (NYSE: DPM) (DCP Midstream) announced the formation of a joint venture under which Enterprise will assign a 45 percent ownership interest in its wholly owned Panola Pipeline Company, LLC.  The interest will be evenly divided among the Partnership, Anadarko’s affiliate, WGR Asset Holding Company LLC, and DCP Midstream. The Panola Pipeline, which transports NGLs, originates in Carthage, Texas and extends 181 miles to Mont Belvieu, Texas. Enterprise announced plans to install 60 miles of new pipeline, as well as pumps and other associated equipment as part of an expansion project designed to increase capacity by 50,000 Bbl/d. The incremental capacity is expected to be available in the first quarter of 2016.

•                  In February, the Partnership announced the execution of a definitive agreement with Newfield Exploration (NYSE: NFX) (Newfield) to support the development of resources in the Cana-Woodford. Under terms of the agreements, the Partnership will provide gathering and processing services for associated gas from Newfield’s STACK acreage. As part of the agreement, the Partnership is constructing a low- and high-pressure gas gathering system within Newfield’s area of operation, as well as a 60-mile trunk line to the Partnership’s Arapaho processing plant in Custer County, OK.

•                  Today, the Partnership is announcing an expansion of the Carthage IV plant in Panola County, Texas. The 120 MMcf/d plant commenced operations in December 2014 and will be expanded to 200 MMcf/d in the third quarter 2015. The Partnership’s East Texas facilities continue to operate near 100 percent utilization and the capacity expansion is critical to support the ongoing requirements of producers operating in the Haynesville Shale.

Capital Markets

•                  During the first quarter of 2015, the Partnership did not issue any equity.

•                  In March, the Partnership completed a public offering of an additional $650 million of 4.875% senior unsecured notes with a yield of 4.66% due in 2024.

FINANCIAL RESULTS

Balance Sheet

•                  As of March 31, 2015, the Partnership had $126.3 million of cash and cash equivalents in wholly owned subsidiaries and had no borrowings outstanding under its $1.3 billion Senior Secured Credit Facility after consideration of $11.3 million of outstanding letters of credit.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended March 31, 2015, was $236.4 million, an increase of $18.6 million when compared to $217.8 million over the same period in 2014. This increase was primarily attributable to higher processing volumes, partially offset by the decline in NGL pricing. Processed volumes continued to increase in the first quarter of 2015, growing approximately 63 percent when compared to the first quarter of 2014, primarily due to the Partnership’s Marcellus and Utica segments.

A reconciliation of operating income before items not allocated to segments to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include losses on commodity derivative instruments. Realized gains (losses) on commodity derivative instruments were $11.0 million in the first quarter of 2015 and ($7.7) million in the first quarter of 2014.

Capital Expenditures

•                  For the three months ended March 31, 2015, the Partnership’s portion of capital expenditures was $468.9 million.

2015 ADJUSTED EBITDA, DCF, DISTRIBUTION GROWTH AND CAPITAL EXPENDITURE FORECAST

For 2015, the Partnership’s Adjusted EBITDA forecast remains in a range of $925 million to $1,025 million and DCF remains in a range of $700 million to $800 million based on its current forecast of operational volumes and prices for natural gas liquids, crude oil, natural gas, and derivative instruments currently outstanding. A sensitivity analysis for forecasted 2015 DCF based on changes in composite NGL prices and changes in volume assumptions is provided within the tables of this press release.

The Partnership reaffirms its distribution forecast of approximately $3.70 for 2015, $3.97 for 2016 and an annual growth rate of 10% for 2017 to 2020.  The annualized distribution coverage ratio during the entire period is expected to be 1.0 times to 1.2 times.

The Partnership’s portion of growth capital expenditures for 2015 remains forecasted in a range of $1.5 billion to $1.9 billion and the 2016 capital expenditure forecast remains unchanged at $1.5 billion. The Partnership’s forecasted maintenance capital for 2015 remains unchanged at approximately $30 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Wednesday, May 6, at 12:00 p.m. Eastern Time to review its first quarter 2015 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast and associated first quarter 2015 earnings call presentation, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the Partnership’s website or by dialing (866) 446-5390 (no passcode required).

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MarkWest Energy Partners, L.P. is a master limited partnership that owns and operates midstream service businesses. We have a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2014. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended March 31,
	2015	2014
Statement of Operations Data

Revenue:
Product sales	$167,937	$322,369
Service revenue	292,025	194,074
Derivative gain (loss)	7,368	(3,967)
Total revenue	467,330	512,476

Operating expenses:
Purchased product costs	123,484	211,564
Derivative loss (gain) related to purchased product costs	4,540	(7,798)
Facility expenses	91,816	83,705
Derivative gain related to facility expenses	—	(268)
Selling, general and administrative expenses	34,635	35,290
Depreciation	119,592	101,929
Amortization of intangible assets	15,826	15,978
Gain on disposal of property, plant and equipment	(811)	(93)
Accretion of asset retirement obligations	193	168
Impairment expense	25,523	—
Total operating expenses	414,798	440,475

Income from operations	52,532	72,001

Other income (expense):
Earnings from unconsolidated affiliates	512	250
Interest expense	(50,057)	(40,984)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,635)	(2,824)
Miscellaneous income, net	48	19
Income before provision for income tax	1,400	28,462

Provision for income tax expense (benefit):
Current	39	345
Deferred	(4,160)	12,201
Total provision for income tax	(4,121)	12,546

Net income	5,521	15,916

Net income attributable to non-controlling interest	(14,604)	(3,424)

Net (loss) income attributable to the Partnership’s unitholders	$(9,083)	$12,492

Net (loss) income attributable to the Partnership’s common unitholders per common unit:
Basic	$(0.05)	$0.08
Diluted	$(0.05)	$0.07

Weighted average number of outstanding common units:
Basic	186,685	158,808
Diluted	186,685	175,488

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$200,934	$112,373
Investing activities	$(474,840)	$(575,474)
Financing activities	$401,303	$501,277

Other Financial Data
Distributable cash flow	$180,346	$148,446
Adjusted EBITDA	$229,655	$187,567

Balance Sheet Data	March 31, 2015	December 31, 2014
Total assets	$11,273,767	$10,980,778
Total debt	$4,184,463	$3,621,404
Total equity	$6,050,828	$6,193,239

MarkWest Energy Partners, L.P.

Operating Statistics (1)

	Three months ended March 31,
	2015	2014
Marcellus
Gathering systems throughput (Mcf/d)	814,500	601,500
Natural gas processed (Mcf/d)	2,844,600	1,640,800

C2 produced (Bbl/d)	54,700	46,200
C3+ NGLs fractionated (Bbl/d)	126,500	70,300
Total NGLs fractionated (Bbl/d)	181,200	116,500

Utica
Gathering systems throughput (Mcf/d)	501,700	180,600
Natural gas processed (Mcf/d)	755,300	251,300

C2 produced (Bbl/d)	4,000	—
C3+ NGLs fractionated (Bbl/d)	30,300	12,100
Total NGLs fractionated (Bbl/d)	34,300	12,100

Condensate Stabilized (Bbl/d)	2,600	—

Northeast
Natural gas processed (Mcf/d)	266,100	255,600
NGLs fractionated (Bbl/d)	14,900	17,400

Keep-whole NGL sales (gallons, in thousands)	31,200	32,200
Percent-of-proceeds NGL sales (gallons, in thousands)	30,200	26,000
Total NGL sales (gallons, in thousands)	61,400	58,200

Crude oil transported for a fee (Bbl/d)	10,400	9,900

Southwest
East Texas gathering systems throughput (Mcf/d)	615,800	495,800
East Texas natural gas processed (Mcf/d)	497,100	368,100
East Texas NGL sales (gallons, in thousands)	107,200	93,900

Western Oklahoma gathering systems throughput (Mcf/d)	342,500	296,900
Western Oklahoma natural gas processed (Mcf/d)	291,200	250,100
Western Oklahoma NGL sales (gallons, in thousands)	34,500	53,900

Southeast Oklahoma gathering systems throughput (Mcf/d)	392,400	381,800
Southeast Oklahoma natural gas processed (Mcf/d)	178,600	147,300
Southeast Oklahoma NGL sales (gallons, in thousands)	28,600	21,000
Arkoma Connector Pipeline throughput (Mcf/d)	209,800	225,300

Other Southwest gathering systems throughput (Mcf/d)	46,200	46,900

Gulf Coast refinery off-gas processed (Mcf/d)	100,300	110,500
Gulf Coast liquids fractionated (Bbl/d)	15,900	19,300
Gulf Coast NGL sales (gallons, in thousands)	60,200	73,000

Total Southwest Gathering system throughput (Mcf/d)	1,396,900	1,221,400
Total Southwest natural gas and refinery off-gas processed (Mcf/d)	1,067,200	876,000

(1) Refer to Item 2 in Form 10-Q for additional disclosures.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments (1)

(unaudited, in thousands)

Three months ended March 31, 2015	Marcellus	Utica	Northeast	Southwest	Eliminations (2)	Total
Segment revenue	$197,176	$58,911	$30,021	$196,267	$(44)	$482,331

Operating expenses:
Segment purchased product costs	6,502	181	12,518	104,283	—	123,484
Segment facility expenses	43,382	16,638	6,878	33,917	(44)	100,771
Total operating expenses before items not allocated to segments	49,884	16,819	19,396	138,200	(44)	224,255

Segment portion of operating income attributable to non-controlling interests	—	20,107	—	1,547	—	21,654
Operating income before items not allocated to segments	$147,292	$21,985	$10,625	$56,520	$—	$236,422

Three months ended March 31, 2014	Marcellus	Utica	Northeast	Southwest	Eliminations (2)	Total
Segment revenue	$175,159	$23,766	$61,253	$259,329	$(1,571)	$517,936

Operating expenses:
Segment purchased product costs	34,290	4,135	20,455	152,684	—	211,564
Segment facility expenses	35,473	11,852	7,114	32,521	(1,571)	85,389
Total operating expenses before items not allocated to segments	69,763	15,987	27,569	185,205	(1,571)	296,953

Segment portion of operating income (loss) attributable to non-controlling interests	—	3,136	—	(1)	—	3,135
Operating income before items not allocated to segments	$105,396	$4,643	$33,684	$74,125	$—	$217,848

	Three months ended March 31,
	2015	2014

Operating income before items not allocated to segments	$236,422	$217,848
Portion of operating income attributable to non-controlling interests	11,414	3,135
Derivative gain not allocated to segments	2,828	4,099
Revenue adjustment for unconsolidated affiliate	(27,531)	—
Revenue deferral adjustment	(922)	(1,493)
Compensation expense included in facility expenses not allocated to segments	(1,107)	(1,004)
Facility expense and purchase product cost adjustments for unconsolidated affiliate	13,458	—
Portion of operating loss attributable to non-controlling interests of an unconsolidated affiliate	10,240	—
Facility expenses adjustments	2,688	2,688
Selling, general and administrative expenses	(34,635)	(35,290)
Depreciation	(119,592)	(101,929)
Amortization of intangible assets	(15,826)	(15,978)
Gain on disposal of property, plant and equipment	811	93
Accretion of asset retirement obligations	(193)	(168)
Impairment expense	(25,523)	—
Income from operations	52,532	72,001
Other income (expense):
Earnings from unconsolidated affiliates	512	250
Interest expense	(50,057)	(40,984)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(1,635)	(2,824)
Miscellaneous income, net	48	19
Income before provision for income tax	$1,400	$28,462

(1) Refer to Item 2 in Form 10-Q for additional disclosures.

(2) Amounts represent revenues and expenses associated with the Northeast segment fractionation completed on behalf of the Marcellus segment.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended March 31,
	2015	2014

Net income	$5,521	$15,916
Depreciation, amortization and other non-cash operating expenses	135,664	118,950
Gain on sale or disposal of property, plant and equipment	(811)	(93)
Amortization of deferred financing costs and debt discount	1,635	2,824
Earnings from unconsolidated affiliates	(512)	(250)
Distributions from unconsolidated affiliates	10,892	1,369
Non-cash compensation expense	5,933	3,967
Unrealized loss (gain) on derivative instruments	8,160	(11,820)
Deferred income tax (benefit) expense	(4,160)	12,201
Cash adjustment for non-controlling interest of consolidated subsidiaries	(10,414)	(2,118)
Revenue deferral adjustment	922	2,091
Impairment expense	25,523	—
Other (1)	4,564	8,155
Maintenance capital expenditures	(2,571)	(2,746)
Distributable cash flow	$180,346	$148,446

Maintenance capital expenditures	$2,571	$2,746
Growth capital expenditures of consolidated subsidiaries	435,700	584,374
Capital expenditures of unconsolidated subsidiaries (2)	100,878	—
Total capital expenditures	539,149	587,120
Acquisitions, net of cash acquired	—	—
Total capital expenditures and acquisitions	539,149	587,120
Joint venture partner contributions	(70,248)	—
Total capital expenditures and acquisitions, net	$468,901	$587,120

Distributable cash flow	$180,346	$148,446
Maintenance capital expenditures	2,571	2,746
Changes in receivables, inventories and other assets	56,486	(7,053)
Changes in accounts payable, accrued liabilities and other long-term liabilities	(47,432)	(25,714)
Cash adjustment for non-controlling interest of consolidated subsidiaries	10,414	2,118
Other	(1,451)	(8,170)
Net cash provided by operating activities	$200,934	$112,373

(1) Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects.

(2) Growth capital expenditures includes Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended March 31,
	2015	2014
Net income	5,521	15,916
Non-cash compensation expense	5,933	3,967
Unrealized loss (gain) on derivative instruments	8,160	(11,820)
Interest expense (1)	49,661	41,718
Depreciation, amortization and other non-cash operating expenses	135,664	118,950
Gain on disposal of property, plant and equipment	(811)	(93)
Provision for income tax (benefit) expense	(4,121)	12,546
Adjustment for cash flow from unconsolidated affiliates	10,380	1,119
Impairment expense	25,523	—
Cash adjustment for non-controlling interest of consolidated subsidiaries	(10,414)	(2,393)
Other (2)	4,159	7,657
Adjusted EBITDA	$229,655	$187,567

(1) Includes amortization of deferred financing costs and debt discount, and excludes interest expense related to the Steam Methane Reformer.

(2) Other includes amounts related to capitalized interest associated with joint venture capital expenditures and fees earned related to development of joint venture capital projects and non-controlling interest in consolidated subsidiaries.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

The Partnership periodically estimates the effect on DCF resulting from changes in its volume forecast and NGL prices. The Partnership has become less sensitive to changes in commodity prices as a result of significant increases in fee-based income. For the full-year 2015, the Partnership estimates that net operating margin will be approximately 90 percent fee-based.

The analysis further assumes derivative instruments outstanding as of April 27, 2015, and production volumes estimated through December 31, 2015.

Estimated Range of 2015 DCF

		Volume Forecast (1)
		Low Case	Base Case	High Case
NGL $/Gallon (2)(3)	$0.70	$735	$758	$779
	$0.65	$729	$751	$772
	$0.60	$722	$744	$765
	$0.55	$716	$737	$757
	$0.50	$709	$730	$750
	$0.45	$701	$723	$742

(1)         Volume Forecast is increased/decreased by 5% in the Marcellus and Utica segments for the High and Low Cases.

(2)         The composition is based on the Partnership’s projected NGL barrel of approximately: Ethane: 35%, Propane: 35%, Iso-Butane: 6%, Normal Butane: 12%, Natural Gasoline: 12%.

(3)         Composite NGL prices are based on the Partnership’s average forecasted price.

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions the Partnership’s management may take to mitigate exposure to changes. Further, the table does not consider the effects that such hypothetical adverse changes may have on overall economic activity. Historical volumes, prices and correlations do not guarantee future results.

Although the Partnership believes the expectations reflected in this analysis are reasonable, the Partnership can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved. Actual changes in market prices, market conditions and constraints, production, NGL composition, infrastructure availability, market participants, and ratios between product prices may differ from the assumptions utilized in the analysis. Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered or implied in this analysis. All results, performance, distributions, volumes, events or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis. Readers are urged to carefully review and consider the cautionary statements and disclosures made in the Partnership’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”